Exhibit 3.1

Electronic Articles of Organization For Florida Limited Liability Company	L18000185473 FILED 8:00 AM August 02, 2018 Sec. Of State slsingleton

Article I

The name of the Limited Liability Company is:

MOTORSPORT GAMING US LLC

Article II

The street address of the principal office of the Limited Liability Company is:

5972 NE 4TH AVENUE

MIAMI, FL. US 33137

The mailing address of the Limited Liability Company is:

5972 NE 4TH AVENUE

MIAMI, FL. US 33137

Article III

The name and Florida street address of the registered agent is:

AMANDA LECHEMINANT

5972 NE 4TH AVENUE

MIAMI, FL. 33137

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Registered Agent Signature: AMANDA LECHEMINANT

Article IV The name and address of person(s) authorized to manage LLC: Title: MGR MIKE ZOI 5972 NE 4TH AVENUE MIAMI, FL. 33137 US	L18000185473 FILED 8:00 AM August 02, 2018 Sec. Of State slsingleton

Article V

The effective date for this Limited Liability Company shall be:

08/02/2018

Signature of member or an authorized representative

Electronic Signature: AMANDA LECHEMINANT

I am the member or authorized representative submitting these Articles of Organization and affirm that the facts stated herein are true. I am aware that false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S. I understand the requirement to file an annual report between January 1st and May 1st in the calendar year following formation of the LLC and every year thereafter to maintain “active” status.

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